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                                                                  EXHIBIT 23.3



CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our reports dated February 19, 2001, (except for matters discussed in Note 18 as to which the date is October 4, 2001) pertaining to MRV Communications, Inc. as of December 31, 1999 and 2000, and for each of the three years in the period ended December 31, 2000, (and to all reference to our Firm) included in or made a part of this registration statement (Registration No. 333-44536).


/s/ Arthur Andersen LLP

Arthur Andersen LLP
Los Angeles, California
November 18, 2001